Exhibit No. 99

FOR IMMEDIATE RELEASE	NEWS
March 14, 2013	NYSE: NGS

NATURAL GAS SERVICES GROUP ANNOUNCES DILUTED EARNINGS PER SHARE OF
$0.29 FOR THE QUARTER AND $1.03 FOR THE YEAR ENDED DECEMBER 31, 2012

44% Increase in Revenues and 30% Increase in Net Income for 2012

MIDLAND, Texas March 14, 2013 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces its financial results for the three months and year ended December 31, 2012.

Revenue: Total revenue increased from $65.2 million to $93.7 million, or 43.8%, for the year ended December 31, 2012, compared to the same period ended December 31, 2011. This was primarily the result of a 135.9% increase in sales revenue and an increase in rental revenue of 16.2%. Total revenues were up 22.1% between the third and the fourth quarters of 2012 to $23.2 million due to a surge in compressor sales orders delivered in the fourth quarter.

Gross Margins: Total gross margin increased 26% from $34.8 million in the year ending December 31, 2011 to $43.8 million for the twelve months ended December 31, 2012. Gross margin percentage decreased to 46.7% from 53.4% in the comparative full-year period due to a revenue mix shift from rentals and flares to compressor sales, a relatively lower margin product. Gross margins grew 12.3% sequentially and 16% in the fourth quarter comparative periods.

Operating Income: Operating income for the year ended December 31, 2012 was $20.2 million, up 36% from the comparative prior year's level of $14.9 million. The fourth quarter of 2012 saw operating income increase 30% compared to the third quarter of 2012 and 18% compared to the same quarter in 2011.

Net Income: Net income for the twelve months of 2012 increased 30% to $12.7 million, when compared to net income of $9.8 million for the same period in 2011. The increase is largely due to rental fleet and revenue growth and improved sales of compressors and flares. Net income grew 37% in the fourth quarter when compared to the third quarter of 2012 and was up 18% when matched against the fourth quarter of 2011.

Earnings per share: Comparing 2012 versus 2011, earnings per diluted share increased to $1.03 from $0.80 or 28.8%. Earnings per diluted share for the three months ended December 31, 2012 grew 16% to $0.29 from $0.25 in the fourth quarter of 2011 and 38.1% compared to the previous quarter of 2012.

EBITDA: EBITDA increased 21.1% to $35.9 million for the year ended December 31, 2012 versus $29.7 million for the year ended December 31, 2011. EBITDA increased 17.5% to $9.6 million for the fourth quarter of 2012 when compared to the third quarter of 2012 and 12.9% when compared to the fourth quarter of 2011. Please see discussion of Non-GAAP measures in this release.

Cash flow: At December 31, 2012, cash and cash equivalents were approximately $28.1 million; working capital was $50.3 million with a total debt level of $0.9 million, which was classified as long term. Positive net cash flow from operating activities was approximately $35.4 million during 2012.

Commenting on 2012 results, Stephen C. Taylor, President and CEO, said:
"NGS had a very solid, growth year in 2012 and we are pleased with our financial and operational results. Financially, our revenues continued to increase and, in fact, we set a historical high this year for both total and rental revenues. Sales revenues, although not at record levels, was a significant driver of our growth this year and we posted the best year we've had since 2009. Overall, total revenues increased 44%, operating income was up 36% and earnings per share grew 29%. Operationally, our rental fleet continued to expand as did our movement into the oil and liquids oriented plays and we consider ourselves the growth leader in the wellhead segment of that market. We are now operating in just about all major oil-shale basins and have been continuing our penetration into each. We think our markets look favorable, and we look forward to continued growth in 2013."

Selected data: The table below shows revenues, percentage of total revenues, gross margin, exclusive of depreciation, and gross margin percentage of each business segment for the year ended December 31, 2012 and 2011.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue				Gross Margin, Exclusive of Depreciation(1)
	Year ended December 31,				Year ended December 31,
	2012		2011		2012		2011

Sales	$36,375	39%	$15,419	24%	$10,559	29%	$6,225	40%
Rental	56,477	60%	48,619	74%	32,740	58%	27,877	57%
Service & Maintenance	870	1%	1,120	2%	516	59%	662	59%
Total	$93,722	100%	$65,158	100%	$43,815	47%	$34,764	53%

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures” below.

Non GAAP Measures: “EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization. EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business. However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance. EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income.

The reconciliation of net income to EBITDA and gross margin is as follows:

(in thousands of dollars)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net income	$3,570	$3,024	$12,685	$9,760
Interest expense	5	7	18	55
Provision for income taxes	1,899	1,741	7,526	5,869
Depreciation and amortization	4,144	3,724	15,707	13,994
EBITDA	9,618	8,496	35,936	29,678
Other operating expenses	1,777	1,494	7,893	5,910
Other income	49	(106)	(14)	(824)
Gross margin	$11,444	$9,884	$43,815	$34,764

Gross margin is defined as total revenue less cost of sales (excluding depreciation and amortization expense). Gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components. Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding the company's performance. As an indicator of operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP. Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Thursday, March 14, 2013 at 10:00 a.m. Central (11:00 a.m. Eastern). Live via phone by dialing 800-624-7038, pass code “Natural Gas Services”.  All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three and twelve months ended December 31, 2012.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas industry, i.e., coal bed methane, gas shale and tight gas. The Company manufactures, fabricates, rents and maintains natural gas compressors that enhance the production of natural gas wells. The Company also designs and sells custom fabricated natural gas compressors to particular customer specifications and sells flare systems for gas plant and production facilities. NGS is headquartered in Midland, Texas with manufacturing facilities located in Tulsa, Oklahoma, Lewiston, Michigan and Midland, Texas and service facilities located in major gas producing basins in the U.S.

For More Information, Contact:	Lindsay Naylor, Investor Relations Coordinator
(432) 262-2700 Lindsay.Naylor@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC.
BALANCE SHEETS
(in thousands except per share data)

	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$28,086	$16,390
Trade accounts receivable, net of allowance for doubtful accounts of $437 and $296, respectively	6,691	5,679
Inventory, net of allowance for obsolescence of $211 and $486, respectively	26,509	26,965
Prepaid income taxes	275	109
Prepaid expenses and other	475	360
Total current assets	62,036	49,503
Rental equipment, net of accumulated depreciation of $70,266 and $56,623, respectively	151,015	142,473
Property and equipment, net of accumulated depreciation of $8,441 and $7,785 respectively	7,475	7,839
Goodwill, net of accumulated amortization of $325, both periods	10,039	10,039
Intangibles, net of accumulated amortization of $2,060 and $1,936, respectively	2,157	2,282
Other assets	30	28
Total assets	$232,752	$212,164

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$—	$—
Line of credit	—	—
Accounts payable	3,420	3,730
Accrued liabilities	5,817	3,644
Current income tax liability	522	75
Deferred income	2,027	4,863
Total current liabilities	11,786	12,312
Line of credit, noncurrent portion	897	1,017
Deferred income tax payable	43,741	36,769
Other long term liabilities	502	524
Total liabilities	56,926	50,622
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,241 and 12,179 shares issued and outstanding, respectively	122	122
Additional paid-in capital	88,823	87,225
Retained earnings	86,881	74,195
Total stockholders' equity	175,826	161,542
Total liabilities and stockholders' equity	$232,752	$212,164

NATURAL GAS SERVICES GROUP, INC.
STATEMENTS OF INCOME
(in thousands except per share data)

	For the Years Ended December 31,
	2012	2011
Revenue:
Sales, net	$36,375	$15,419
Rental income	56,477	48,619
Service and maintenance income	870	1,120
Total revenue	93,722	65,158
Operating costs and expenses:
Cost of sales, exclusive of depreciation stated separately below	25,816	9,194
Cost of rentals, exclusive of depreciation stated separately below	23,737	20,742
Cost of service and maintenance, exclusive of depreciation stated separately below	354	458
Selling, general and administrative expense	7,893	5,910
Depreciation and amortization	15,707	13,994
Total operating costs and expenses	73,507	50,298
Operating income	20,215	14,860
Other income (expense):
Interest expense	(18)	(55)
Other income	14	824
Total other income (expense)	(4)	769
Income before provision for income taxes	20,211	15,629
Provision for income taxes:
Current	554	75
Deferred	6,972	5,794
Total income tax expense	7,526	5,869
Net income	$12,685	$9,760
Earnings per common share:
Basic	$1.04	$0.80
Diluted	$1.03	$0.80
Weighted average common shares outstanding:
Basic	12,220	12,148
Diluted	12,320	12,250

NATURAL GAS SERVICES GROUP, INC.
STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	For the Years Ended December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,685	$9,760
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,707	13,994
Deferred taxes	6,972	5,869
Employee stock options expense	1,418	1,068
Gain on disposal of assets	—	(717)
Changes in current assets:
Trade accounts receivables, net	(1,012)	(400)
Inventory, net	456	(5,476)
Prepaid expenses and other	(281)	1,964
Changes in current liabilities:
Accounts payable and accrued liabilities	1,863	1,859
Current income tax liability	447	1,229
Deferred income	(2,836)	4,474
Other	(1)	(1)
NET CASH PROVIDED BY OPERATING ACTIVITIES	35,418	33,623
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(23,766)	(36,525)
Proceeds from sale of property and equipment	5	1,019
NET CASH USED IN INVESTING ACTIVITIES	(23,761)	(35,506)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	—	—
Proceeds from other long term liabilities, net	(21)	(4)
Repayments of long-term debt	—	—
Repayment of line of credit	(120)	(983)
Proceeds from exercise of stock options	180	123
NET CASH USED IN FINANCING ACTIVITIES	39	(864)
NET CHANGE IN CASH	11,696	(2,747)
CASH AT BEGINNING OF PERIOD	16,390	19,137
CASH AT END OF PERIOD	$28,086	$16,390